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                                                                  Exhibit 99.3

                                OHIO LEGACY CORP

                         CORPORATE GOVERNANCE STANDARDS


         The Board of Directors (the "Board") and the Corporate Governance and Nominating Committee of the Ohio Legacy Corp (the "Company") have established the following guidelines for the conduct and operation of meetings and deliberations of the Board. These guidelines will be reviewed periodically by the Board and the Corporate Governance and Nominating Committee and may be amended or modified from time to time.

         1. DUTY OF LOYALTY. Each director owes a duty of loyalty to the Company, is expected to act in the best interests of the Company and its stockholders as a whole, and to comply with the Company's Code of Conduct.

         2. CONDUCT OF BOARD MEETINGS. The conduct of meetings of the Board will be governed as follows:

                  A. SELECTION OF AGENDA ITEMS FOR BOARD MEETING. The Chairman of the Board in consultation with the CEO will establish the agenda for each Board meeting. Each Board member shall be free to suggest the inclusion of items on the agenda.

                  B. BOARD MATERIALS TO BE DISTRIBUTED IN ADVANCE. Information and data concerning the Company, its financial affairs and Strategic Plan is important to the Board's understanding and decision making process. Accordingly, there will be distributed in advance of each meeting of the Board appropriate written material relating to substantive agenda items. Management will make every attempt to see that this material is as brief as possible while still providing the desired information. Highly sensitive subjects may be discussed at the meeting without advance distribution of written materials.

                  C. PRESENTATIONS. As a general rule, information on specific subjects should be sent to the Board members well in advance of each meeting so that the Board meeting time may be conserved, and discussion time focused on questions that the Board has about the material. On those occasions on which the subject matter is too sensitive to put in writing, the presentations will be discussed at the meeting.

                  D. MANAGEMENT PRESENTATIONS. The Board encourages the Company's management to, from time to time, bring managers into Board meetings who (a) can provide additional insight into the items being discussed because of personal involvement in these areas, and/or (b) present managers with future potential that management believes should be given exposure to the Board.

                  E. REGULAR ATTENDANCE OF NON-DIRECTORS AT BOARD MEETINGS. The Board is comfortable with the regular attendance at each Board meeting of non-Board members who are members of the Company's Executive Staff except during Executive Sessions of the Board.

         3. EXECUTIVE SESSIONS OF DIRECTORS. The non-management directors of the Board will meet separately as a group at least once every other Board meeting.

         4. ACCESS TO SENIOR MANAGEMENT. Each member of the Board shall have complete and open access to the Company's management. Board members will use their judgment to be sure that contact with management is not distracting to the operation of the Company and that such contact be coordinated, to the extent reasonably practicable, with the Chief Executive Officer or the Chairman of the Board. The Board and each committee shall have the authority to obtain advice, reports or opinions from internal and external counsel and expert advisors and shall have the power to hire independent legal, financial and other advisors as they may deem necessary, without consulting with, or obtaining approval from, any officer of the Company in advance.

         5. COMPOSITION OF THE BOARD.


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                  A. SIZE OF THE BOARD. It is the sense of the Board where
         practical, to have representation from each of the market areas serviced by the Company's subsidiary. It is expected that the size of Board shall not be less than nine and not more than fifteen.

                  B. MIX OF INSIDE AND OUTSIDE DIRECTORS. There must be a majority of independent directors on the Board.

                  C. BOARD DEFINITION OF WHAT CONSTITUTES INDEPENDENCE FOR OUTSIDE DIRECTORS. An independent director is one who is independent of management, who does not have any consulting, advisory or other compensatory relationship with the Company and who is not an affiliated person of the Company or its subsidiaries as defined by the NASD and the SEC. Directors who are currently, or have been within the last year, employees of or regular consultants to the Company, or one of its subsidiaries, are not independent.

                  D. BOARD MEMBERSHIP CRITERIA. The Corporate Governance and Nominating Committee is responsible for reviewing with the Board on a periodic basis as necessary, the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board.

                  E. SELECTION OF NEW DIRECTOR CANDIDATES. The Board itself should be responsible, in fact as well as procedure, for selecting its own members, determining and reviewing their qualifications. The Board delegates the screening process involved to the Corporate Governance and Nominating Committee with the direct input from the Chairman of the Board and Chief Executive Officer.

         6. BOARD COMPENSATION REVIEW. The staff of the Company should report once a year to the Compensation Committee the status of the Board's compensation in relation to other like companies. Changes in Board compensation, if any, should come at the suggestion of the Compensation Committee, but with full discussion and concurrence by the full Board.

         7. ASSESSING THE BOARD'S PERFORMANCE. The Corporate Governance and Nominating Committee is responsible to report annually to the Board an assessment of the Board's performance, decision making process and procedures. The Committee's purpose is to increase the effectiveness of the Board, not to review individual Board members. In addition, the Board shall conduct an annual independent self-evaluation to determine whether the Board and its committees are functioning effectively. The assessment should be of the Board's and the various committees' contributions as a whole and specifically review areas in which the Board and/or the management believes a better contribution could be made in the short-and long-term perspective. The purpose should be to increase the effectiveness of the Board and of each committee as a whole as well as their individual members.

         8. COMMITTEES OF THE BOARD. The committee structure of the Board shall at least consist of an Executive Committee, an Audit and Compliance Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. The Board shall convene other committees, as it deems appropriate, such as an Executive Committee.

                  A. ASSIGNMENT AND ROTATION OF COMMITTEE MEMBERS. It is the sense of the Board that consideration should be given to rotating committee members periodically, but the Board does not feel that such a rotation should be mandated as a policy since there may be reasons to maintain an individual director's committee membership for a longer period.

                  B. FREQUENCY AND LENGTH OF COMMITTEE MEETING. The Committee chairman, in consultation with the committee members, will determine the frequency and length of the meetings of the committee in adherence to the committee charter.

                  C. COMMITTEE AGENDA. The chairman of the committee, in consultation with the appropriate members of management and staff, will develop the committee's agenda. Each committee will issue a schedule of agenda subjects to be discussed for the ensuing year at the beginning of each fiscal year (to the degree these can be foreseen). This forward agenda will also be shared with the full Board.



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                  D. COMMITTEE CHARTER. Each committee, unless otherwise
         directed by the Board, shall develop a charter for approval by the full Board. The charter will set forth the principles, policies, objectives and responsibilities of the committees. The charters will provide that each committee will meet to review its performance at least once a year. The charters of the Audit and Compliance Committee, the Compensation Committee and the Corporate Governance and Nominating Committee shall be subject to periodic review by the Board. Each committee shall have the powers and responsibilities set out in its charter, which shall be posted on the Company's website.

                  E. COMMITTEE MEMBERSHIP. The Audit and Compliance Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee shall each consist of three or more directors each of whom shall satisfy the independence (and, in the case of the Audit and Compliance Committee, the financial literacy and experience) requirements of Section 10A of the Securities Exchange Act of 1934, the NASD and any other regulatory requirements. The members of these committees will also meet the other membership criteria specified in the respective charters for these committees. Committee members will be appointed by the Board upon recommendation by the Corporate Governance and Nominating Committee of the Board, in accordance with the charter and principles of the committee.

         9. DIRECTOR RESPONSIBILITIES. The fundamental role of the directors is to exercise their business judgment to act in what they reasonably believe to be the best interests of the Company and its shareholders. In fulfilling that responsibility the directors should be able to rely on the honesty and integrity of the Company's senior management and expert legal, accounting, financial and other advisors.


         10. TERM LIMITS: There is currently no limitation on the number of terms a director may serve. While term limits could help ensure that there are fresh ideas and viewpoints available to the Board, they hold the disadvantage of losing the contribution of directors who have been able to develop, over a period of time, increasing insight into the Company and its operations and, therefore, provide an increasing contribution to the Board as a whole. However, the independent directors and the Chairman of the Board will review each director's continuation on the Board at least every 3 years. This will allow each director the opportunity to conveniently confirm his or her desire to continue as a member of the Board.

         11. SUCCESSION PLANNING AND LEADERSHIP DEVELOPMENT. There should be available, on a continuing basis, the Chief Executive Officer's recommendation as to his successor should the Chief Executive Officer be unexpectedly disabled. In addition to the succession planning annual report, there should at the same time be a report on leadership development throughout the Management organization by the Chief Executive Officer.

         12. STRATEGIC PLAN. Every year the Board will review and approve a multi-year strategic plan and a one-year operating plan for the Company.

         13. FORMAL EVALUATION OF THE CHIEF EXECUTIVE OFFICER. The Compensation Committee shall submit to the non-management directors an evaluation of the Chief Executive Officer not later than February 28 of each year. After review, amendment and agreement by the non-management directors, the evaluation should be communicated to the Chief Executive Officer by the non-management directors. The evaluation should be based on objective criteria including performance of the business, accomplishment of long term objectives, development of management and achievement of goals as established by the Board. The non-management directors' final evaluation will be used by the Compensation Committee when considering and recommending to the Board the compensation of the Chief Executive Officer.